UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): September 20, 2007
AGILYSYS, INC.
(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 301E, Boca Raton, Florida	33431

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 8.01 Other Events.
On September 20, 2007, Agilysys, Inc. (the “Company”) issued a press release announcing the preliminary results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., Eastern Time, on September 19, 2007. The press release announcing the preliminary results is included as Exhibit 99.1 to this report on Form 8-K and is incorporated by reference herein. Based on the preliminary count of National City Bank, the depositary for the tender offer, the Company expects to purchase approximately 4,722,811 of its common shares, without par value (the “Shares”), at an expected purchase price of $18.50 per Share, for a total purchase price of approximately $87.4 million. These shares represent approximately 15% of the Company’s outstanding Shares as of August 15, 2007.
The number of Shares expected to be purchased and the purchase price per Share are preliminary and are subject to verification by the depositary. Final results for the tender offer will be determined subject to confirmation by the depositary of the proper delivery of the Shares validly tendered and not withdrawn. The actual number of Shares to be purchased and the purchase price per Share will be announced following the completion of the confirmation process. Payment for the Shares accepted for purchase under the tender offer, and return of all other Shares tendered and not purchased, will occur promptly thereafter.
All inquiries about the tender offer should be directed to the information agent, Georgeson Inc., at (866) 909 6471.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
     99.1 Press Release, dated September 20, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: September 20, 2007

Exhibit Index

Exhibit Number	Description

99.1	Press Release, dated September 20, 2007.